Exhibit 99.1

For Immediate Release

Friday, September 22, 2006

Contact:	David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Announces Dividend and Amendment to Rights Agreement

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) announced today that it has declared a quarterly cash dividend of $.19 per share of common stock payable on October 27, 2006 to shareholders of record as of October 4, 2006.

In addition, Oak Hill Financial announced that its Board of Directors recently approved an amendment to the Shareholder Rights Agreement, adopted on January 23, 1998, as amended on December 26, 2000. The Rights Agreement is designed to assure shareholders fair value in the event of a future unsolicited business combination or similar transaction involving Oak Hill Financial. Under the Rights Agreement, each shareholder received one Preferred Stock Purchase Right for each share of common stock owned. Each Right entitles the holder to buy one one-hundredth of a share of Oak Hill’s Series A Preferred Stock. As a result of a five-for-four stock split in June 1998, each share of common stock is now associated with a Right entitling the holder to purchase one one-hundred and twenty-fifth of a share of such Preferred Stock. The Rights are exercisable only upon the occurrence of certain triggering events. Prior to the amendment, the Rights were scheduled to expire on January 23, 2008.

The amendment extends the term of the Rights Agreement to September 18, 2016, eliminates various “dead-hand” provisions, which only permitted certain Continuing Directors to redeem the Rights or amend the Rights Agreement, and effects certain technical changes to the Rights Agreement.

The amendment was not adopted in response to any current effort to acquire Oak Hill and neither the Board nor management is aware of any effort to acquire Oak Hill. The Plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 36 full-service banking offices and three bank loan production offices in 16 counties across southern and central Ohio. Another subsidiary, Oak Hill Financial Insurance, provides group health plans and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Currently, Oak Hill Financial has approximately 5.4 million common shares outstanding.
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